“THIS CONVERTIBLE DEBENTURE IS SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AN INVESTMENT AGREEMENT BETWEEN ARGENTEX MINING CORPORATION AND AUSTRAL GOLD LIMITED ACN 075 860 472 DATED JULY 2, 2013.”

THE SECURITY REPRESENTED HEREBY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NEITHER THE SECURITY REPRESENTED HEREBY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE SHALL NOT TRADE SUCH SECURITIES BEFORE NOVEMBER 3, 2013.

Issue Date: July 2, 2013

Conversion Price (subject to adjustment as contemplated herein): U.S.$0.274163 per Conversion Unit

UNSECURED CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, ARGENTEX MINING CORPORATION (the “Company”) promises to pay to AUSTRAL GOLD ARGENTINA S.A. or its registered and permitted assigns (the “Holder”), the Principal Amount (as defined below) of TWO MILLION THREE HUNDRED THOUSAND AND/00 Dollars ($2,300,000) in lawful currency of the United States on or before the first anniversary of the Issue Date (the “Maturity Date”), subject to the terms and conditions hereof. This Debenture shall bear no interest. The Company shall pay the Principal Amount only in accordance with the provisions of this Debenture.

This Debenture is subject to the following additional terms and conditions:

1.	Definitions

1.1

For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (i) capitalized terms not otherwise defined herein have the meanings given to such terms in the Subscription Agreement (as defined herein), and (ii) the following terms shall have the following meanings:

(a)

“Applicable FX Rate” means the seller’s reference exchange rate (tipo de cambio vendedor) as quoted by the Banco de la Nación Argentina at the close of business on the immediately preceding banking day in the Republic of Argentina;

(b)

“Argentine Branch” means SCRN Properties Ltd., a British Columbia corporation that is the wholly-owned subsidiary of the Company, acting by and through its Argentine branch “SCRN PROPERTIES LTDA, SUCURSAL ARGENTINA, of Av. Santa Fe 1592, 4° H, (C1060 ABO) Buenos Aires, Argentina”;

(c)

“Business Day” means any day, other than a Saturday or Sunday, or bank holiday in Vancouver (Canada) and in New South Wales, Australia, and the Jewish holidays of Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Torá, all as shown on an annual calendar to be provided by the Holder to the Company on or before the beginning of each calendar year during the Term of the Debenture;

(d)	“Common Shares” means common shares in the capital of the Company;

(e)	“Conversion Date” has the meaning set forth in Section 5.2 hereof;

(f)	“Conversion Exchange Rate” means the Applicable FX Rate on the Foreign Currency Conversion Date;

(g)

“Conversion Penalty” means any charge (not including those in the nature of a charge for the exchange of one currency for another) that would have been assessed by the Government of Argentina pursuant to laws, rules or regulations adopted by the Government of Argentina after the Issue Date, on any loan or capital contribution that should have been sent by the Company (or SCRN Properties Ltd.) in Canadian or U.S. dollars to its Argentine Branch to enable it to meet its obligations in accordance with the payment schedule included in Section 3.01 of the Foreign Law Loan Agreement (as if the Foreign Law Loan had not been entered into);

(h)	“Conversion Price” means U.S.$0.274163 per Conversion Unit;

(i)	“Conversion Shares” means the Common Shares constituting part of the Conversion Units;

(j)	“Conversion Unit” means one Common Share and one-half (½) Warrant to be issued upon conversion, from time-to-time, of any portion of the Principal Amount;

(k)	“Debenture” means this unsecured convertible debenture and all of the terms and conditions pursuant to which it is issued;

(l)	“Exchange” means the TSX Venture Exchange;

(m)	“Exchange Policy 1.1” means Policy 1.1 – Interpretation of the Exchange;

(n)	“Foreign Borrower” means Sociedad Italiana de Socorros Mutuos Proteccion Familia Italiana de Correa, as more specifically described in the Foreign Law Loan Agreement;

(o)	“Foreign Currency” means the lawful currency of the Republic of Argentina;

(p)	“Foreign Currency Conversion Date” means a date within two Business Days of any Foreign Law Loan Payment Date;

(q)

“Foreign Currency Holdings” means, at any point in time, the aggregate amount of the Foreign Currency Subscription Amount paid by the Holder to the Company less the aggregate amount of Foreign Currency funds repaid under the Foreign Law Loan Agreement or the Guaranty;

(r)

“Foreign Currency Subscription Amount” means the amount of Foreign Currency funds paid by the Holder to the Company or its Argentine Branch, calculated using the Subscription Date Exchange Rate, as consideration for the issue of the Debenture to the Holder;

(s)	“Foreign Law Loan” means the loan to the Foreign Borrower made by the Argentine Branch in Foreign Currency and evidenced by the Foreign Law Loan Agreement;

(t)	“Foreign Law Loan Agreement” means the foreign law governed loan agreement pursuant to which the Argentine Branch lends the Foreign Currency Subscription Amount to the Foreign Borrower;

(u)

“Foreign Law Loan Payment” means a payment on account of the Foreign Borrower’s obligations under the Foreign Law Loan Agreement (including, where applicable, a payment by the Guarantor pursuant to the Guaranty);

(v)	“Foreign Law Loan Payment Date” means the date upon which a Foreign Law Loan Payment is received by the Company or the Argentine Branch;

(w)	“Guarantor” means Austral Gold Limited, ACN 075 860 472, in its capacity as guarantor pursuant to the Guaranty;

(x)	“Guaranty” means the Guaranty signed on the Issue Date by the Guarantor pursuant to which the Guarantor guarantees the Foreign Borrower’s repayment of the Foreign Law Loan;

(y)	“Investment Agreement” means the Investment Agreement between the Holder, the Guarantor and the Company dated as of even date with this Convertible Debenture;

(z)	“Issue Date” means July 2, 2013;

(aa)	“Maturity Date” has the meaning attributed to it on the first page of this Convertible Debenture;

(bb)	“Person” means a corporation, association, partnership, organization, business, individual, government or political subdivision thereof;

(cc)	“Principal Amount” means the principal amount as may be due and owing by the Company to the Holder from time to time under the Debenture;

(dd)	“Shares” means common shares in the capital of the Company;

(ee)

“Subscription Agreement” means the Subscription Offer, dated as of July 2, 2013, made to the Company by the Holder and accepted by the Company on July 2, 2013, pursuant to which the Holder has agreed to purchase the Debenture;

(ff)	“Subscription Date Exchange Rate” means the Applicable FX Rate on the Issue Date;

(gg)

“Trading Day” means a day on which the Shares are traded on the Exchange or other trading market on which the Shares are then listed or quoted, provided that, in the event that the Shares are not listed or quoted, then Trading Day shall mean a Business Day;

(hh)	“U.S. Currency” means the lawful currency of the United States of America;

(ii)	“Warrant” means a warrant entitling the holder to purchase one Share at a price of CDN$0.40 per Share for a period of five years from the Conversion Date; and

(jj)	“Warrant Certificate” means the form of certificate issued by the Company to the Shareholder containing the terms and conditions of the Warrant.

1.2	Unless otherwise provided, all dollar amounts referred to in the Debenture are in lawful money of the United States of America.

2.	Subscription Agreement

2.1

This Debenture has been issued pursuant to the Subscription Agreement, is subject in all respects to the terms of the Subscription Agreement, and incorporates the terms of the Subscription Agreement to the extent that they do not conflict with the terms of the Debenture. To the extent of any such conflict, the terms of the Debenture shall prevail and be paramount. No right, title or interest of the Holder in the Debenture may be transferred or assigned without the prior written consent of the Company and then only in compliance with the Subscription Agreement and applicable securities laws and regulations.

3.	Interest

3.1	The Principal Amount shall bear no interest.

4.	Payment

4.1

The Company shall pay all or any part of the Principal Amount due under the Debenture at any time on or before the Maturity Date, without penalty or prepayment premium, by way of conversions pursuant to Section 5 of this Debenture.

4.2	All payments of all or any part of the Principal Amount due under this Debenture shall be made only by way of conversions in accordance with the provisions of Section 5 hereof.

5.	Conversion

5.1

At any time and from time-to-time after the Issue Date and until the Maturity Date, and provided that the Debenture is then outstanding, some or all of the Principal Amount outstanding at any time shall be converted into Conversion Units, in whole or in part, as and to the extent that the Company receives Foreign Law Loan Payments.

5.2

The Company, with or without prior notice to or request from the Holder, shall effect conversions within five (5) Business Days after receipt of any Foreign Law Loan Payment and the amount of any shortfall, if applicable, as contemplated in Section 7.4 of this Debenture, below, and shall provide written notice to the Holder thereof by delivering to the Holder a duly completed and executed notice of conversion in the form attached hereto as Appendix A (each a “Notice of Conversion”), specifying the amount of the applicable Foreign Law Loan Payment received, the amount of the Principal Amount to be converted into Conversion Units and the date on which such conversion is to be effected (each a ”Conversion Date”). The Holder shall not be required to physically surrender the Debenture to the Company unless and until the entire Principal Amount has been converted in the manner specified in this Section 5.2.

5.3

Any conversions hereunder shall have the effect of reducing the outstanding Principal Amount in an amount equal to the applicable amount of the Principal Amount being converted. The Company shall maintain records showing all Principal Amounts converted, the date of such conversions and the outstanding balance of the Principal Amount remaining.

5.4

The Holder, by acceptance of the Debenture, acknowledges and agrees that, following each conversion of any portion of the Principal Amount, the unpaid and unconverted Principal Amount will be decreased by the dollar amount of the product of the number of Conversion Units issued upon conversion and the Conversion Price.

5.5

The number of Conversion Units issuable upon any conversion shall be equal to the number obtained by dividing (x) by (y) where (x) is equal to the amount of the Principal Amount to be converted and (y) is the Conversion Price.

5.6

Not later than ten (10) Business Days after any Conversion Date, the Company will deliver to the Holder certificates representing the number of Conversion Shares and Warrants being issued, which certificates shall bear such restrictive legends and trading restrictions as are required by applicable laws and by the Exchange.

5.7

If at any time or from time to time while any Principal Amount is still outstanding, the Company shall effect a subdivision or consolidation of the issued and outstanding Shares, the Conversion Price in effect immediately before a subdivision shall be proportionately decreased, and, conversely, the Conversion Price in effect immediately before a consolidation shall be proportionately increased. Any adjustment under this Section 5.7 shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

5.8

If at any time or from time to time while the Debenture is outstanding, the Company issues, or fixes a record date for the determination of holders of Shares entitled to receive, a cash or other dividend or other distribution payable solely in Shares, the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction (i) the numerator of which is the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the sum of the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5.8 to reflect the actual payment of such dividend or distribution.

5.9

If at any time while the Debenture is outstanding, (i) the Company effects any merger or combination of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Shares are permitted to tender or exchange their Shares for other securities, cash or property, or (iv) the Company effects any reclassification or recapitalization of the Shares or any compulsory share exchange pursuant to which the Shares are effectively converted into or exchanged for other securities, cash or property (other than a subdivision, consolidation or dividend provided for elsewhere in this Section 5) (in any such case, a “Fundamental Change”), then, upon any subsequent conversion of the Debenture, the Holder shall have the right to receive, for each Conversion Unit that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one Conversion Unit (the ”Alternate Consideration”). If holders of Shares are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Debenture following such Fundamental Change. In the event of a Fundamental Change, the Company or the successor or purchasing entity, as the case may be, shall execute with the Holder a written agreement providing that:

	(a)	the Debenture shall thereafter entitle the Holder to purchase the Alternate Consideration; and

(b)

in the case of any such successor or purchasing entity, upon such consolidation, merger, statutory exchange, combination, sale or conveyance, such successor or purchasing entity shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under the Debenture and the Subscription Agreement entered into in connection with the issuance of the Debenture.

5.10

If, in the case of any Fundamental Change, the Alternate Consideration includes shares, other securities, other property or assets of an entity other than the Company or any such successor or purchasing entity, as the case may be, then such written agreement shall also be executed by such other entity and shall contain such additional provisions to protect the interests of the Holder as the board of directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Change shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such new debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5 and insuring that the Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change.

5.11

The Company covenants that it will at all times keep available out of its authorized and unissued Shares, a number of Shares that is sufficient for the purpose of issuance upon conversion of all or any part of the Principal Amount then outstanding and upon exercise of the Warrants, not less than such number of Shares as shall be issuable upon the conversion of the Principal Amount and upon the exercise of the Warrants. The Company covenants that all Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

5.12

No fractional Shares shall be issued upon conversion of all or any part of the Principal Amount under the Debenture. All Shares and Warrants (including fractions thereof) issuable upon conversion of all or any part of the Principal Amount shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fraction of a Share or Warrant. If, after the aforementioned aggregation, the conversion would result in the issuance of any fraction of a Share, the Company shall, in lieu of issuing any fraction of a Share, pay cash equal to the product of such fraction multiplied by the fair market value per Share on the date of the conversion (as reported by the Exchange or any other national securities exchange on which the Shares are then listed for trading, or if none, the most recently reported “over the counter” trade price or if none, as determined in good faith by the board of directors of the Company).

5.13

In each case of an adjustment or readjustment of the Conversion Price for the number of Conversion Units issuable upon conversion of all or any part of the Principal Amount then outstanding under the Debenture, the Company, at its own expense, shall cause its Chief Financial Officer or other officer as directed by the board of directors of the Company to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to the Holder in accordance with Section 9.1. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based. No adjustment in the Conversion Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

6.	Limitations on Conversion

6.1

The Company shall not convert any portion of the Principal Amount pursuant to the terms and conditions of the Debenture to the extent that, after giving effect to such conversion, the Holder together with the Holder’s Affiliates (as defined in Exchange Policy 1.1) and Persons acting jointly or in concert with such Persons (together, the “Joint Actors”) would beneficially own in excess of 19.9% (the “Maximum Percentage”) of the number of Shares outstanding immediately after giving effect to such conversion on a partially diluted basis, assuming the conversion of all securities of the Joint Actors which are convertible into Shares within sixty days from the proposed Conversion Date, including without limitation, the Conversion Shares issuable upon conversion of all or any part of the Principal Amount then outstanding but excluding the Shares issuable upon exercise of Warrants if and to the extent that the Warrants contain a provision limiting exercise where exercise would cause the Holder to beneficially own in excess of the Maximum Percentage.

7.	Foreign Currency Exchange

7.1

At the request of the Holder, the Company has agreed that the Holder may pay the monetary consideration for the issue of the Debenture to the Argentine Branch and with the Foreign Currency Subscription Amount, and that the Argentine Branch will thereafter lend the Foreign Currency Subscription Amount to the Foreign Borrower pursuant to the Foreign Law Loan. In consideration of the Company agreeing to such payment, the Holder hereby assumes and shall bear all risk, foreseen or unforeseen, that the Company or the Argentine Branch may incur losses by accepting such payment in Foreign Currency, including risks associated with any failure to repay the Foreign Law Loan and risks associated with fluctuations in foreign currency exchange rates and any devaluation of the Foreign Currency, and shall indemnify the Company against any losses caused by such; provided, however, that the Holder shall be permitted to credit, against amounts due pursuant to such indemnity, the amount of any Conversion Penalty. Notwithstanding the foregoing, this indemnity shall not extend to banking or exchange rate risk loss suffered by the Company through its Argentine Branch in respect of all or any portion of a timely payment on account of the Foreign Law Loan where the loss is due to a change in the foreign exchange rate, a banking failure or a change in the applicable laws, rules, or regulation affecting Argentine banks and financial institutions that occurs after the date of receipt. For clarity, once the Company receives timely payment on account of the Foreign Law Loan either from the Borrower or the Guarantor, the Company shall assume the risk – but only as to the amount of that payment – that all or any part of that payment is subsequently devalued by virtue of foreign exchange fluctuations or other banking failure.

7.2

Upon receipt, the Argentine Branch will loan the entire Foreign Currency Subscription Amount to the Foreign Borrower pursuant to the Foreign Law Loan Agreement, which will include provisions permitting the Argentine Branch to be repaid in installments on specified Foreign Law Loan Payment Dates. Within five (5) Business Days after a Foreign Law Loan Payment Date, the Company will effect a conversion pursuant to the terms of the Debenture.

7.3	Notwithstanding the foregoing, if:

(a)

the Foreign Borrower and the Guarantor are unable to repay any amounts due under the Foreign Law Loan Agreement, other than due to public holiday, computer failure or other work place disruption (unless such disruption exists for five Business Days or more) pursuant to the terms of the Foreign Law Loan Agreement and the Guaranty, respectively; or

(b)

there is an Event of Default under the Foreign Law Loan Agreement of the type specified in Section VI(a), (d), (f) or (h) of the Foreign Law Loan Agreement, or the Foreign Law Loan Agreement is unenforceable by the Argentine Branch, and the Guarantor has not paid the amounts due thereunder pursuant to the Guaranty within ten (10) Business Days after notice (as and to the extent that notice is required under the terms of the Guaranty), the Company may, at its sole discretion, elect to cause the Argentine Branch to assign and transfer, without recourse, the Company’s interest in the Foreign Law Loan Agreement and the moneys owed to it thereunder to the Holder and such assignment and transfer shall constitute full and final repayment of the sum of the Principal Amount and any other amounts owed pursuant to this Convertible Debenture, and this Convertible Debenture shall thereupon be cancelled.

7.4

Until such time as the Foreign Currency Holdings equal zero, the Holder shall indemnify and hold harmless the Company and the Argentine Branch from any losses incurred by them (or either of them) if, on any Conversion Date, the Conversion Exchange Rate is less than the Subscription Date Exchange Rate and, without limiting the foregoing and as a condition precedent to the completion of any conversion hereunder, the Holder shall immediately pay such additional amount in Foreign Currency as may be necessary to compensate Argentine Branch for the shortfall, such amount to be net of any interest received by the Argentine Branch under the Foreign Law Loan Agreement and not otherwise applied to any previous shortfall and provided further that the Holder shall be permitted to credit, against amounts due pursuant to such indemnity, the amount of any Conversion Penalty.

8.	Events of Default

8.1	The occurrence of any of the following shall constitute an “Event of Default” under the Debenture:

(a)

the Company not complying with the payment and conversion proceedings and obligations set forth in Sections 4 and 5 of this Debenture and/or failing to pay any Principal Amount on the due date hereunder and such failure continuing for ten (10) Business Days after written notice thereof is delivered to the Company unless the Company cannot convert the Principal Amount because of the ownership limitation imposed pursuant to Section 6;

(b)

the Company failing to observe or perform any other covenant or agreement contained in the Debenture or the Subscription Agreement which failure is not cured, if possible to cure, within thirty (30) calendar days after notice of such default is sent by the Holder to the Company;

(c)

the Company or the Argentine Branch (i) applying for or consenting to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) being unable, or admitting in writing its inability, to pay its debts generally as they mature or become due, (iii) making a general assignment for the benefit of its or any of its creditors or making a proposal or otherwise taking advantage of any provisions for relief under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors' Arrangement Act (Canada) or similar legislation in any jurisdiction, (iv) being dissolved or liquidated in full or in part, (v) commencing a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consenting to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) taking any action for the purpose of effecting any of the foregoing; and

(d)

proceedings for the appointment of a receiver, manager or receiver-manager, trustee, liquidator or custodian of the Company and/or the Argentine Branch or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company and/or the Argentine Branch or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect being commenced and an order for relief entered or such proceeding is not dismissed or discharged within thirty (30) days of commencement.

8.2

Upon the occurrence or existence of any Event of Default and following the expiry of any applicable grace periods and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in subsection 8.1(c) hereof, immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest, notice of dishonour or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. The Company hereby waives: (a) marshaling of assets and liabilities; (b) sale in inverse order of alienation; (c) notice of acceptance; and (d) all rights the Company may have under any applicable suretyship law. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

9.	Notices

9.1

Any notice required or permitted to be given to the Company or the Holder will be in writing and may be delivered by courier, by hand or given by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of the party set forth below or such other address as such party may specify by notice in writing to the other party, and any such notice will be deemed to have been given and received by the party to whom it was addressed if by facsimile or other electronic communication, on the date sent, or, if delivered, on delivery:

To the Company:

Argentex Mining Corporation
Suite 835, 1100 Melville Street
Vancouver, British Columbia V6E 4A6

Attention: President
Facsimile: 604.568.1540
Email: mike@argentexmining.com

with a copy, which shall not constitute notice, to:

Clark Wilson LLP
900 – 885 West Georgia Street
Vancouver, British Columbia V6C 3H1

Attention: Ethan Minsky
Facsimile: 604.687.6314
Email: epm@cwilson.com

To the Holder:

Austral Argentina S.A., in care of Austral Gold Limited
Level 2, 80 William Street,
Sydney, New South Wales 2011,
Australia
Attn: Catherine Lloyd
Email: info@australgold.com.au
Fax: +61 2 9380 7972

with a copy to:

Zang, Bergel & Viñes Abogados
Florida 537, 18th Floor,
(C1005AAK), Ciudad Autónoma de Buenos Aires,
Argentina,
Att: Pablo Vergara del Carril
Email: p.vergara@zbv.com.ar
Fax:(+5411) 5166-7070

10.	Exchange or Replacement of Debenture

10.1

The Holder may, at its option, in person or by duly authorized attorney-in-fact, surrender the Debenture for exchange at the principal business office of the Company and receive in exchange therefor a new Debenture in the same principal amount as the unpaid Principal Amount of the Debenture, each such new Debenture to be dated as of the date of the Debenture and to be in such Principal Amount as remains unpaid and payable to such Holder.

10.2

Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of the Debenture and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of the Debenture, if mutilated, the Company will deliver a new Debenture of like tenor in lieu of the Debenture. Any Debenture delivered in accordance with the provisions of this Section 10.2 shall be dated as of the date of the Debenture.

11.	Governing Law

11.1

All questions concerning the construction, validity, enforcement and interpretation of the Debenture shall be governed by and construed and enforced in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, without regard to the principles of conflicts of law thereof.

12.	Waivers

12.1

The Company hereby waives presentment, demand for payment, notice of dishonour, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of the Debenture. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

13.	Amendments

13.1	Subject to the provisions of the Subscription Agreement, the Debenture may not be amended without the express written consent of both the Company and the Holder.

14.	Severability

14.1

If any provision of the Debenture is invalid, illegal or unenforceable, the balance of the Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

15.	Next Business Day

15.1	Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

16.	Time of the Essence

16.1	Time will be of the essence of the Debenture.

IN WITNESS WHEREOF, the Company has caused the Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

ARGENTEX MINING CORPORATION

Per: /s/Mike Brown
Authorized Signatory

APPENDIX A

NOTICE OF CONVERSION

ARGENTEX MINING CORPORATION, a company incorporated pursuant to the laws of the province of British Columbia, (the “Company”) hereby irrevocably elects to convert principal due under the Debenture issued by the Company on July 2, 2013, into Conversion Units according to the terms and conditions of the Debenture, as of the date written below. Capitalized terms used herein and not otherwise defined shall have the meanings set out in the Debenture.

Amount of Foreign Law Loan Payment
Received:

Conversion Date:

Conversion Price:	U.S.$0.274163

Aggregate amount of Principal Amount to be
converted:
U.S.$

Conversion Exchange Rate:

Shortfall, if any, in Foreign Law Loan
Payment Amount:

Number of Conversion Units
to be issued:

Balance of Principal Amount unconverted:
U.S.$

The Conversion Units will be registered to:
Austral Gold Argentina S.A.,
in c/o Austral Gold Limited
Level 2, 80 William Street,
Sydney, New South Wales 2011,
Australia

Signature of the Company: